EXHIBIT 99.1


 Steve Khoshabe, President & Chief Executive Officer, United Financial Mortgage Corp., 815 Commerce Drive, Suite 100, Oak Brook, IL 60523,
 (630) 571-7222, Fax: (630) 571-2623, sk@ufmc.com

 Dave Gentry, Aurelius Consulting Group, Inc., Maitland City Plaza, 225 S. Swoope Avenue, Suite 214, Maitland, FL 32751, (407) 644-4256,
 Fax: (407) 644-0758, Aurelius@cfl.rr.com



 FOR IMMEDIATE RELEASE:


          United Financial Mortgage Corp. Completes Public Offering

 Oak Brook, IL, December 15, 2003 -- United Financial Mortgage Corp.
 (Amex: UFM or the "Company") announced today the closing of its previously announced public offering of 2,039,214 shares of its common stock at a public offering price of $6.67 per share. UFM expects to realize net proceeds from the sale of its stock, after payment of underwriter's discounts and commissions and estimated offering expenses, of approximately $12 million. After giving effect to the sale of its stock in the offering, the Company has approximately 6 million shares of common stock outstanding.

 The Company also announced that Maxim Group LLC, the sole underwriter, exercised its option to purchase additional shares (at the same public offering price of $6.67 per share) from the Company's largest shareholder to cover over-allotments. The purchase of the 305,881 additional shares pursuant to the over-allotment option was also completed.

 Copies of the prospectus relating to the offering are available from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174
 (212) 895-3600.

 This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.


 About United Financial Mortgage Corp.

 United Financial Mortgage Corp. is a mortgage banker principally engaged in originating retail and wholesale mortgages for single-family residences of one to four units. The Company, which is authorized to engage in the mortgage banking business in 36 states, is headquartered in Oak Brook, Illinois and has offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply online for a mortgage.

 This press release contains, and future oral and written statements may contain, forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the Company's business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. The forward-looking statements are subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, changes in demand for mortgage loans due to fluctuations in the real estate market, interest rates or the market in which the Company sells its mortgage loan; the negative impact of economic slowdowns or recessions; and other risks disclosed from time to time in the Company's SEC reports and filings.